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                                                                    Exhibit 10.6


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of October 14, 2003, between Marlin Business Services Corp., a Pennsylvania corporation (the "Company"), and George D. Pelose ("Executive"). This Agreement shall become effective immediately upon the consummation of the Company's initial public offering of its common stock (the "Effective Date").

                                   BACKGROUND

         A. The Company would like to continue the services of Executive in the position of Senior Vice President and General Counsel, and Executive is willing to continue be employed by the Company in this capacity pursuant to this Agreement.

         B. Executive and the Company's Affiliate, Marlin Leasing Corporation, are parties to an employment agreement dated July 26, 2001. Executive and the Company now desire to amend and restate that agreement to reflect the current understandings of the parties and to make certain changes in connection with the initial public offering of the Company's stock to be effective as of the Effective Date.

         1. Employment Duties and Performance. Executive shall be employed by the Company on a full-time basis in the position of Senior Vice President and General Counsel, reporting directly to the Company's Chief Executive Officer. Executive shall have such authority and shall perform such duties and responsibilities as are typically incident to such position, together with and such additional reasonable duties consistent his position and title as lawfully delegated to Executive from time to time by the Board of Directors or any executive officer of the Company who has the authority to delegate such duties to Executive. Executive shall use all reasonable efforts to further the interests of the Company and shall devote substantially all of his business time and attention to his employment duties to the Company: provided that nothing in this Agreement shall preclude Executive from devoting reasonable periods required for (i) participating with professional associations, educational institutions, or in civic or charitable activities, or (ii) serving on the board of directors or similar body of any other business entity, provided that it is not a Competitive Position (as defined in Section 9 hereof) and provided further that membership on any for-profit board shall require the prior approval of the Company's Board of Directors.

         2. Term of Agreement. The term of this Agreement (the "Agreement Term") shall commence on the Effective Date and shall expire on the second anniversary of the Effective Date. The Agreement Term shall be automatically extended for an additional year on each anniversary of the Effective Date, unless written notice of non-extension is provided by either party to the other party at least 90 days prior to such anniversary. The period of Executive's

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employment hereunder (the "Employment Period") shall commence as of the
Effective Date and shall expire at the end of the Agreement Term, unless earlier terminated in accordance with the terms and conditions of this Agreement.

         3. Base Salary and Incentive Bonus.

            (a) Base Salary. The Company shall pay Executive a base salary (the "Base Salary") equal to at least $235,000 per annum during the Employment Period. The Compensation Committee of the Company's Board of Directors (the "Compensation Committee") shall review the Base Salary not less frequently than annually, beginning 12 months after the Effective Date, for consideration of increase based on merit and on competitive market factors. The Base Salary shall be payable semi-monthly pursuant to the normal pay practices of the Company, subject to standard deductions such as for income tax withholdings and social security.

            (b) Incentive Bonus. Executive shall be eligible for an annual incentive bonus (the "Incentive Bonus") for each fiscal year ending during the Employment Period, with a minimum target bonus opportunity equal to 50% of Base Salary. The performance measures used in determining the amount of the Incentive Bonus shall be established by the Compensation Committee after considering the recommendation of the Chief Executive Officer. The Incentive Bonus shall be paid as promptly as practicable after it has been approved by the Company's Board of Directors. Executive shall be entitled to participate in all other short-term and long-term bonus or incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time.

         4. Stock Incentives. Executive shall be eligible to participate in all stock option, restricted stock, stock unit and other equity incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time.

         5. Benefits. Executive shall be entitled to participate, subject to general eligibility requirements, in any group medical and hospitalization, retirement, life insurance or other benefit plan maintained by the Company for its employees or its senior executives. In addition, the Company shall continue to provide during the Employment Period, at its cost, additional life and disability insurance for Executive (with Executive or his designee as the beneficiary) with coverage amounts under each such policy equal to a minimum of $550,000 for the life insurance and $6,500 monthly benefit for the disability insurance.

         6. Business Expenses. Executive shall be entitled to reimbursement of all reasonable travel and other business expenses and disbursements incurred by Executive in the performance of Executive's duties under this Agreement, upon proper accounting in accordance with the Company's normal practices and procedures for reimbursement of business expenses and in compliance with applicable IRS regulations.

         7. Termination of Employment.

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            (a) Executive's employment shall or may be terminated, as the case may be, under the following circumstances:

                (i) Cause. The Company may terminate Executive's employment hereunder for "Cause" effective upon the vote of 66.67% of the Company's Board of Directors (excluding Executive's vote if he is then serving on the Board of Directors) and delivery of a written notice to Executive stating the grounds for such termination. "Cause" shall mean any one or more of the following: (a) willful fraud or material dishonesty by Executive in connection with the performance of his duties to the Company; (b) grossly negligent or intentional failure by Executive to substantially perform his duties hereunder; (c) material breach by Executive of a Protective Covenant set forth in Section 9 hereof; or
(d) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by Executive; provided that no termination for "Cause" shall be effective until reasonable written notice is provided to Executive setting forth the reasons for the decision by the Board of Directors to terminate Executive for Cause, Executive is given an opportunity, together with his counsel, to appear before, and be heard by, the Board of Directors relating to the proposed termination for Cause, and Executive fails to remedy the Cause event within thirty (30) days (except in the case of (d) above) subject to such circumstances being susceptible to remedy;

                (ii) Disability. Executive's employment shall terminate if, because of a mental or physical disability or infirmity (meeting the definition of a covered "disability" for purposes of the Company's disability insurance plans, or if such plans do not exist, at the Company's election, where such disability is confirmed by a physician appointed by the Board of Directors), Executive is unable to perform the essential functions of his duties hereunder, with or without reasonable accommodation, for a consecutive period of one hundred twenty (120) days or a non-consecutive period of one hundred twenty
(120) days during any twelve month period;

                (iii) Death. Executive's employment hereunder shall terminate upon the death of Executive;

                (iv) Termination Without Cause. The Company shall have the right to terminate Executive's employment hereunder for any reason at any time, including for any reason that does not constitute Cause, by delivery to Executive of forty-five (45) days written notice of such termination, subject to the consequences of such termination as set forth in this Agreement. Such right to terminate Executive's employment shall be without regard (A) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its senior executives, or (B) to any statements made to Executive, whether made orally or contained in any document, pertaining to Executive's relationship with the Company;

                (v) Resignation for Good Reason. Executive may voluntarily terminate Executive's employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any one or more of the following: (a) a material diminution in Executive's title, or a material change in Executive's authority, duties, responsibilities or reporting relationship as contemplated by
Section 1 hereof, that is not approved in writing by Executive; (b) a breach by the Company of its material obligations under this Agreement; (c) the relocation of the offices at which Executive is principally employed to a location more than twenty-five

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(25) miles from Mt. Laurel, New Jersey, which relocation is not approved, in writing, by Executive; (d) any reduction in Executive's Base Salary or target Incentive Bonus percentage, or a material reduction in employee or executive benefits (excluding a reduction in the Company's benefit plans that is applicable to all employees) ; (e) the occurrence of a Change in Control (as defined in Exhibit A); or (f) any time after a written notice of non-extension of this Agreement given by the Company pursuant to Section 2 hereof; provided that Good Reason shall not be deemed to exist until reasonable written notice is provided to the Company setting forth the reasons for the decision by Executive to terminate his employment for Good Reason and the Company fails to remedy the Good Reason event within thirty (30) days.

                (vi) Resignation without Good Reason. Executive may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason.

            (b) Compensation Upon Termination.

                (i) For Cause; Without Good Reason. If Executive's employment is terminated for Cause pursuant to Section 7(a)(i), or in the event of Executive's voluntary termination of his employment pursuant to Section 7(a)(vi) without Good Reason, then the Company shall pay Executive (A) the Base Salary through the Date of Termination (as later defined), (B) accrued but unpaid benefits for Executive (such as accrued but unpaid insurance benefits, retirement plan benefits, paid time off (PTO) benefits, expense reimbursements, etc.) as of the Date of Termination and (C) vested rights under any stock option, stock incentive or other incentive compensation plan or program. Executive and his dependents shall also be entitled to any continuation of coverage rights required by COBRA, with premiums to be paid by Executive. (Collectively, the items set forth in this paragraph (i) are referred to herein as the "Accrued Benefits").

                (ii) Death or Disability. If Executive's employment is terminated pursuant to Section 7(a)(ii) or 7(a)(iii) by reason of death or Disability, then the Company shall pay Executive or his estate, as applicable, the Accrued Benefits, and any Incentive Bonus earned but not yet paid for any fiscal year completed prior to the year in which the Date of Termination occurs. Executive or his estate shall also be entitled to all insurance proceeds paid pursuant to the coverage provided by the applicable policy referenced in Section 5 hereof.

                (iii) Termination without Cause; Resignation for Good Reason. If the Company terminates Executive's employment without Cause pursuant to Section 7(a)(iv) or Executive resigns for Good Reason pursuant to Section 7(a)(v), then the Company shall pay Executive an amount equal to two (2.0) times the sum of
(A) Executive's then-current Base Salary and (B) the average Incentive Bonus earned by Executive for the two fiscal years preceding the Date of Termination, which sum shall be paid pro rata through the date that is eighteen (18) months after the Date of Termination in accordance with the terms described in Section 3(a) above. In the case of any such termination within six (6) months prior to or following a Change in Control (as defined in Exhibit A), the amount set forth above shall be paid to Executive in a lump sum within ten (10) business days following the Date or Termination or the date of the Change in Control, whichever is later. Upon any termination subject to this paragraph, the Executive (and his eligible dependents, if applicable) shall also be entitled to (A) the Company-paid coverages and benefits described in

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Section 5 through the date that is twenty-four (24) months after the Date of
Termination, at a cost to the Executive no greater than the cost to an employee of the Company, (B) the Accrued Benefits, and (C) payment of any Incentive Bonus earned but not yet paid for any fiscal year completed prior to the year in which the Date of Termination occurs. All lump sum severance payments under this paragraph shall be subject to the Executive signing a standard release of employment claims in the form attached hereto as Exhibit B.

                (iv) Stock Incentives. In the event that (A) the Company terminates Executive's employment without Cause pursuant to Section 7(a)(iv),
(B) Executive resigns with Good Reason pursuant to Section 7(a)(v), (C) Executive's employment is terminated on account of death or Disability pursuant to Section 7(a)(ii) or (iii) or (D) upon a Change in Control (as defined in Exhibit A), then (i) the portion of any unvested and outstanding Company stock options, restricted stock, stock units of other stock incentive rights held by Executive shall automatically vest immediately upon the Date of Termination or the date of Change in Control, as the case may be, notwithstanding the terms of any applicable option or award agreement and (ii) any stock options granted to Executive on or after the date hereof shall remain exercisable for a period of two years from the Date of Termination, notwithstanding the terms of any applicable option agreement. The Company agrees to take all corporate or other actions necessary or appropriate to effect the intent of this Section 7(b)(iv).

            (c) "Date of Termination" shall mean (i) if Executive's employment is terminated pursuant to Section 7(a)(i), the date specified in the written notice of termination delivered to Executive by the Company, (ii) if Executive's employment is terminated pursuant to Section 7(a)(ii), the date which is (A) the one hundred twentieth (120th) consecutive day of such inability or (B) the one hundred and twentieth (120th) day in any twelve (12) month period of such inability, (iii) if Executive's employment is terminated pursuant to Section 7(a)(iii), the date of Executive's death, (iv) if Executive's employment is terminated pursuant to Section 7(a)(iv), the date specified in the written notice of termination delivered to Executive by the Company (which shall be no less than 45 days from the date of such notice), (v) if Executive terminates his employment pursuant to Section 7(a)(v) or 7(a)(vi), upon the date specified in the written notice of termination delivered to Company by Executive. Upon termination of Executive's employment hereunder for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its Affiliates as of the Date of Termination.

            (d) Company Property. Executive hereby acknowledges and agrees that all Company Property and equipment furnished to or prepared by Executive in the course of or incident to Executive's employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment hereunder. "Company Property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, encoded media, and other documents or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, Executive will not retain any written or other tangible material containing any proprietary information of the Company.

         8. Parachute Tax Indemnity.

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            (a) If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Executive shall make reasonable efforts to cooperate with the Company to minimize the costs to the Company relating to any Gross-Up Payment.

            (b) All determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be appointed jointly by Executive and the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section 8 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

            (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in

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writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 8, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Company.

            (d) If, after Executive's receipt of an amount advanced by the Company pursuant to this Section 8, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Section 8) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by the Company pursuant to this Section 8, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         9. Protective Covenants.

            (a) Definitions. The following terms shall have the following meanings when used in this Section 9 or elsewhere in this Agreement:

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                (i) "Business" shall mean the "small ticket" equipment leasing business and any other business activities engaged in by the Company or any Affiliate as a substantial line of business within one (1) year prior to of the Date of Termination.

                (ii) "Competitive Position" shall mean (A) Executive's direct or indirect equity ownership or control of any entity engaged in the Business (except as provided in the next sentence), or (B) an employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor relationship between Executive and a person, firm, corporation, partnership or profit or non-profit business or organization ("Person") engaged, wholly or in part, in the Business, in the United States or Canada. Notwithstanding the foregoing, Executive's direct or indirect ownership, solely as a passive investment, of equity securities of any entity that is required to file periodic reports with the U.S. Securities and Exchange Commission under
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which corporation are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market, shall not constitute a "Competitive Position" if Executive is not a controlling person of, or a member of a group that controls, the entity and Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of the entity.

                (iii) "Confidential Information" shall mean non-public information (including but not necessarily limited to Trade Secrets) disclosed to Executive or known by Executive as a consequence of, or through his relationship with, the Company, about the Customers, Executives (including compensation paid to other Executives or other terms of employment), operations, processes, products, inventions, business methods, principals, marketing methods, costs, prices, contractual relationships, regulatory status, trade secrets, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists of the Company and its Affiliates.

                (iv) "Customer" shall mean any actual customer or client of the Company or any Affiliate during the one (1) year time period preceding the Date of Termination and any actively solicited prospective customer of the Company or any Affiliate during that same time period.

                (v) "Restricted Territory" shall mean the United States and Canada.

                (vi) "Trade Secret" shall mean information or data (including, but not limited to, confidential business information, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers) that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

            (b) Limitations on Competition. In consideration of the rights and benefits Executive will receive under this Agreement, from the date of this Agreement through the date that is (i) one (1) year after the Date of Termination for a termination pursuant to Section 7(i) or

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Section 7(vi); (ii) one (1) year after the termination of this Agreement due to non-extension of the Agreement by the Executive pursuant to Section 2; or (iii) eighteen (18) months after the Date of Termination for a termination pursuant to
Section 7(iv) or Section 7(v), Executive shall not, directly or indirectly, alone or in conjunction with any other Person accept or take a Competitive Position. During the applicable period of time following the Date of Termination, this covenant shall bind Executive only with respect to Executive's activities in the Restricted Territory or with respect to any business entity that is engaged in the Business in the Restricted Territory.

            (c) Confidentiality. Except in conjunction with discharging his legitimate employment responsibilities or except as and to the extent required by law, Executive shall not, directly or indirectly, alone or in conjunction with any other Person, (i) disclose, publish, disseminate or otherwise communicate, in oral, written, electronic or other format, any Confidential Information of the Company or any Affiliate to any Person unaffiliated with the Company, or (ii) use, copy or reproduce any Confidential Information. Upon termination of his employment, Executive shall return to the Company or, at the Company's election, destroy all (and shall not retain any) Confidential Information in possession or control that is in written, electronic or other non-oral form (together with all copies or duplicates thereof, including computer files), including, without limitation, any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. Notwithstanding the foregoing, Executive shall not be obligated to treat as confidential, or return to the Company any embodiments of Confidential Information that (i) is accessible to the public generally (except where such accessibility resulted from unauthorized disclosure), or (ii) is lawfully disclosed to Executive by a third party. The duration of the obligations set forth in this Section 9(c) shall begin on the date of this Agreement and shall end on the fifth (5th) anniversary of the Date of Termination, except with respect to any Confidential Information that constitutes a Trade Secret, in which case the obligations shall continue for as long as the underlying Confidential Information continues to meet the definition of Trade Secret.

            (d) Non-Solicitation of Company Customers. Also in consideration of the rights and benefits he will receive under this Agreement, from the date of this Agreement through the date that is (i) one (1) year after the Date of Termination for a termination pursuant to Section 7(i) or Section 7(vi); (ii) one (1) year after the termination of this Agreement due to non-extension of the Agreement by the Executive pursuant to Section 2; or (iii) eighteen (18) months after the Date of Termination for a termination pursuant to Section 7(iv) or
Section 7(v), Executive shall not, directly or indirectly, alone or in conjunction with any other Person, solicit, divert or appropriate (or attempt to do so) any Customer for the purpose of providing the Customer with, or having the Customer provided with, services or products that directly compete with those offered by the Company or any Affiliate.

            (e) Non-Solicitation of Company Personnel. Also in consideration of the rights and benefits he will receive under this Agreement, from the date of this Agreement through the date that is 24 months after the Date of Termination, Executive shall not, directly or indirectly, alone or in conjunction with any other Person, (a) hire any Person who was an employee of the Company or any Affiliate at the Date of Termination or (b) encourage or solicit any employee, consultant, advisor, director, supplier or independent contractor of the Company

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to terminate or lessen that Person's affiliation with the Company or any
Affiliate or to violate the terms of any agreement or understanding between that Person and the Company or any Affiliate.

            (f) Acknowledgments. Executive acknowledges that: (i) the purpose of the covenants in this Section 9 (the "Protective Covenants") is to protect the Confidential Information of the Company, to protect the Company from unfair competition; and (ii) the scope of the Protective Covenants is reasonable in light of the irreparable harm to the Company that could result if Executive were to engage in conduct prohibited by the Protective Covenants and in light of the substantial rights and benefits that Executive will receive under this Agreement. Executive also acknowledges that the Company shall have the right in its sole discretion to waive Executive's compliance with any Protective Covenant on a case-by-case basis. No such waiver shall be effective unless it is specific and is in writing. Additionally, Executive acknowledges the receipt of good and adequate consideration for the Protective Covenants and acknowledges that he can obtain gainful employment without violation of the Protective Covenants.

            (g) Injunctive Relief and Enforcement; Partial Enforcement. In the event of breach by Executive of a Protective Covenant, the Company shall be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges that money damages would be an insufficient remedy for any breach by him of a Protective Covenant and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief for any such breach. In addition, in the event that any Protective Covenant shall be determined by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or to too broad a geographical area or too broad an array of prohibited activities, it is the parties' intent that the court enforce the covenant at issue to the broadest extent possible within the limitation of the law. Also, to the extent allowed by law, Executive waives the posting of any bond or security for a temporary restraining order, preliminary injunction, or any other extraordinary relief that may be obtained by the Company in connection with this Agreement.

            (h) New Jersey Rules of Professional Conduct. If Executive is an attorney at law, nothing stated herein shall be construed inconsistently with any rule of professional conduct, canon of ethics or similar law, rule or regulation applicable to Executive qua attorney, including but not limited to RPC 5.6 of the New Jersey Rules of Professional Conduct, nor shall anything herein be construed as a violation by Executive of any such rules or as requiring Executive to violate any such rule at any time subsequent to the date hereof.

         10. Withholding of Taxes. All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         11. Affiliates. As used in this Agreement, "Affiliates" shall mean any partnership, joint venture, limited liability company or corporation that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, any person. The term "Control" includes, without limitation, the possession, directly or indirectly, of the

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
power to direct the management and policies of a corporation, partnership, joint venture or limited liability company, whether through the ownership of voting securities, by contract or otherwise.

         12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by telecopy with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

         If to Executive:    46 Heritage Road
                             Haddonfield, NJ 08033

         If to the Company:  Marlin Business Services Corp.
                             124 Gaither Drive, Suite 170
                             Mount Laurel, N.J. 08054
                             Fax: (888) 479-1100
                             Attention:  Chairman, Compensation Committee

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         13. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in
Section 9 shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.

         14. Assignment. This Agreement may not be assigned by Executive. Upon receipt of the Executive's prior written consent, which shall not be unreasonably withheld, this Agreement may be assigned by the Company to any direct or indirect subsidiary or parent of the Company, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns.

         15. Limitation of Liabilities. If Executive is awarded any damages as compensation for any breach or action related to this Agreement, a breach of any covenant contained in this Agreement (whether express or implied by either law or fact), or any other cause of action based in whole or in part on any breach of any provision of this Agreement, such damages shall be limited to the Maximum Damages (defined below) plus Executive's legal costs, and shall exclude (i) punitive damages, and (ii) consequential and/or incidental damages (e.g., lost profits and other indirect or speculative damages). "Maximum Damages" shall mean the amount equal to four (4) times all amounts owed to Executive pursuant to this Agreement through its natural term or through any period for which severance payments are due pursuant to the terms hereof.

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
Notwithstanding anything herein to the contrary, there shall be no limit to the amount of damages Executive may be awarded in connection with any cause of action relating to (i) improper termination of Executive for Cause or (ii) defamation, slander or libel of Executive by the Company or its officers or directors.

         16. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         17. Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to its choice of law principles), and the parties hereto consent to the jurisdiction of the courts of the State of New Jersey for any proceeding to enforce the terms of this Agreement.

         18. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and Executive with respect to the employment of Executive by the Company as contemplated hereby, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both Executive and the Company. As of the Effective Date, this Agreement supersedes any and all other prior agreements with respect to those matters covered by the terms of this Agreement including, without limitation, the employment agreement between the Executive and Marlin Leasing Corporation dated July 26, 2001.

         19. Acknowledgment. Each party hereto acknowledges that (a) it has consulted with or has had the opportunity to consult with independent counsel of its own choice concerning this Agreement and has been advised to do so by the other party hereto, and (b) that it has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on its own judgment.

                            [Signature Page Follows]

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
         IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year first above written.

                                      MARLIN BUSINESS SERVICES CORP.


                                      By:
                                          -------------------------------------
                                           Name:
                                           Title:


                                      GEORGE D. PELOSE


                                      -----------------------------------------


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
                                    EXHIBIT A

Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon:

         (i) an acquisition subsequent to the date hereof by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company; provided, however, that a Change in Control shall not be deemed to have occurred in the event that, within 30 days following the date of the first such acquisition, the person, entity or group reduces and maintains its beneficial ownership level at below 35%;

         (ii) a change in the composition of the Board of Director such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
         (i), (iii), or (iv) of this paragraph) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members thereof;

         (iii) consummation of a transaction involving a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, as a result of which the stockholders of the Company immediately prior to the consummation of the transaction do not stock of the surviving corporation representing 80% or more of the voting power of all capital stock thereof outstanding immediately after the consummation of the transaction; and

         (iv) consummation of a transaction involving (A) the sale or other disposition of all or substantially all of the assets of the Company or
         (B) a complete liquidation or dissolution of the Company.

                                    EXHIBIT B

                    RELEASE OF CLAIMS AND COVENANT NOT TO SUE

         This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed and delivered by __________________ ("Employee") to Marlin Business Services Corp., a Pennsylvania corporation ("Employer").

         In consideration of the agreement by Employer to provide Employee with the severance payments set forth in Section 7 of the Employment Agreement between Employer and Employee dated October __, 2003 (the "Employment Agreement"), Employee hereby agrees as follows:

         Section 1. Release and Covenant. Employee, of his own free will, voluntarily releases and forever discharges Employer, its subsidiaries, affiliates, their officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Employer) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which Employee, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against Employer upon or by reason of any matter arising out of his employment by Employer and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with Employer. This release shall not, however, constitute a waiver of any of Employee's rights upon termination of employment under (i) Sections 7 and 8 of the Employment Agreement, (ii) the terms of any employee benefit plan of Employer in which Employee is participating or (iii) the policies of Employer with regard to business expense reimbursement.

         Section 2. Due Care. Employee acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for 21 days prior to its execution. Employee is hereby advised and acknowledges that he has been advised to consult with an attorney prior to executing this Release. Employee enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by Employee during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. The severance payments under the Employment Agreement shall be made following the expiration of this 7-day period, and shall be forfeited by Employee if he exercises the right of revocation.

         Section 3. Reliance by Employee. Employee acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Employer, except as set forth in this Release.

         This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by Employee and delivered to Employer on _____________________, 20___.

                                                     EMPLOYEE:

                                                     ---------------------------


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